Exhibit 99.1

NOVAMERICAN STEEL REPORTS SECOND QUARTER 2008 RESULTS

Norwood, MA (July 15, 2008) – Novamerican Steel Inc. (NASDAQ: TONS, TONSW) (“Novamerican” or the “Company”) today announced financial results for the second fiscal quarter ended May 31, 2008. The consolidated financial statements of Novamerican Steel Inc. and its subsidiaries are included in the Quarterly Report on Form 10-Q for the quarter ended May 31, 2008, filed today with the Securities and Exchange Commission.

On November 15, 2007, the Company (the former Symmetry Holdings Inc. (“Symmetry”)) completed the acquisition of Novamerican Steel Inc. and its subsidiaries, a Canadian corporation (“Acquired Company”). Subsequent to the acquisition, Symmetry changed its name to Novamerican Steel Inc. and changed its fiscal year from December 31 to the last Saturday of November.

The second fiscal quarter of 2008 included fourteen weeks of operations whereas the second fiscal quarter of 2007 included thirteen weeks. For purposes of this release, we also have compared the 2008 second fiscal quarter results of operations to the pro forma 2007 second fiscal quarter for both consistency and relevance.

2008 Second Fiscal Quarter Highlights

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Net sales increased $28.9 million, or 13.6 percent, to $241.3 million, as compared to $212.4 million in the pro forma second fiscal quarter of 2007. Excluding the impact of exchange rates, net sales would have increased by $13.1 million or 6.1 percent.

•	Total tons increased by 2.4 percent to 401,300 tons as compared to 391,900 tons in the pro forma second fiscal quarter of 2007.

•	Direct sales tons increased by 2.5 percent to 232,400, or 57.9 percent of total tons, versus 226,700 tons, or 57.8 percent of total tons, in the pro forma second fiscal quarter of 2007.

•

Gross margin increased 18.8 percent to $49.3 million, or 20.4 percent of net sales, as compared to $41.5 million, or 19.5 percent of net sales, in the pro forma second fiscal quarter of 2007. The impact of exchange rates was an increase of $2.8 million. Excluding the impact of exchange rates, gross margin would have increased by $5.0 million to $46.5 million or 20.6 percent of net sales.

•

Operating expenses increased $15.9 million, or 56.2 percent, to $44.3 million, as compared to $28.4 million in the pro forma second fiscal quarter of 2007. In addition to the $4.9 million restructuring charge, operating expenses included $3.5 million from higher depreciation and amortization associated with the purchase price allocation for fixed assets and other intangible assets, including accelerated depreciation on assets at Cambridge. The impact of exchange rates on operating expenses was an increase of $2.2 million. Excluding the impact of exchange rates, the restructuring charge and higher depreciation and amortization, operating expenses would have increased $5.3 million to $33.7 million.

•

Operating expenses included a restructuring charge of $4.9 million associated with the closure of the Cambridge, Ontario facility and the implementation of organizational changes in the replenishment, processing, distribution and sales processes. An additional restructuring charge of approximately $3.0 million is anticipated in the third fiscal quarter of 2008. These changes will result in approximately $10.0 million, net, in annual operating expense reduction, with that resulting run rate realized by end of 2008.

•	Adjusted EBITDA decreased by $1.7 million, or 9.4 percent, to $16.3 million, as compared to $18.0 million in the pro forma second fiscal quarter of 2007.

•	Long-term debt at May 31, 2008 was $399.8 million and cash and cash equivalents were $12.4 million (or a net debt of $387.4 million).

Corrado De Gasperis, Chief Executive Officer of Novamerican, commented, “Our second fiscal quarter of 2008 continued experiencing positive momentum throughout the quarter from improved shipments and pricing, mitigated by an extremely weak automotive sector, including for us, the negative impact of the American Axle strike on General Motors. Our direct sales tons and revenue were lower than previously anticipated by about 38,000 tons. We implemented a significant portion of our organizational changes during the second quarter, including the closure of our Cambridge, Ontario facility. We anticipate having substantially all of our organizational changes concluded by the end of the third fiscal quarter, including new agreements with our supply-side trading partners. We incurred approximately $1.0 million in the 2008 second fiscal quarter for operating expenses for training, development and recruiting associated with this effort.”

Liquidity and Capital Resources

Long-term debt at May 31, 2008 was $399.8 million with $12.4 million of cash and cash equivalents (or a net debt of approximately $387.4 million). On November 24, 2007, our long-term debt was approximately $390.6 million with $19.6 million of cash and cash equivalents (or a net debt of approximately $371.0 million).

As of May 31, 2008, the aggregate borrowing base was $167.5 million (including the $15.0 million availability block), of which $1.9 million was utilized for letter of credit obligations and approximately $84.8 million was outstanding under the ABL Credit Facility. At May 31, 2008, approximately $80.8 million was available for future borrowings.

Mr. De Gasperis commented, “Our business strategies place the highest priority on reducing variation throughout our system and accelerating the amount and speed of cash generated every day. Our focus on improving the speed that we replenish our system daily will result in improved cycle times that we now believe will result in a permanent cash inventory reduction of at least $60 million.”

Outlook

U.S. steel service center hot-rolled inventories remained at historically low levels through May of 2008, just under a seasonally adjusted average of approximately three months on hand. We believe that underlying consumption in the U.S. and Canada has weakened from the already sluggish pace of the past year, with a particularly weak automotive outlook. In the U.S., the automotive, residential construction and related sectors are in a recessionary-like environment and have been over the last 12 months, somewhat offset by strengthening export activity. Canadian manufacturing, including automotive, has also experienced shrinkage. The continued strength of the Canadian dollar versus the U.S. dollar has continued putting pressure on our Canadian customers that export into the U.S. Globally, stronger demand and pricing in markets outside of North America, as well as the weaker U.S. currency, has kept most imports for our market subdued since mid-2007. The combination of low imports into both the U.S. and Canada from other jurisdictions and relatively lower service center inventory levels tightened North American supply and, when combined with higher raw material costs for our suppliers, has resulted in continued higher prices from steel mills during 2008.

Flat rolled carbon steel sheet prices appear to have continued their upward trend into June 2008, although price gains in June appear more disparate among the steel mills and appear relatively weaker than prior increases during this upward pricing cycle. North American steel suppliers have pushed prices for hot rolled coil to about $1,100 per ton, with world spot export market prices as high as about $1,175 per ton. While cost increases may have prompted these increases, we believe tight supply is enabling their success and low inventory levels may result in sustaining these increases, at least through the summer of 2008. The outlook for the U.S. dollar, freight rates and other world steel sheet markets indicate that import pressures are unlikely to increase rapidly, providing for a potentially longer period of higher prices. While these prices may not yet have peaked, we anticipate they may peak in the third quarter of 2008. Our pricing remained soft through January until the increases from the mills became substantively realized in the marketplace and we began experiencing price increases. We experienced price increases through May 2008, mainly in our structural tubing, steel sheet and distribution channels.

We experienced a pick-up in demand in our structural tubing and distributed products through the second fiscal quarter, somewhat offset by weaker automotive and southeastern Canadian manufacturing. In addition, the labor strike at American Axle further weakened an already weak automotive sector reducing our anticipated shipments in the quarter by over 38,000 tons. Higher gasoline prices have further dampened our demand outlook for steel sheet and tubular products used in large truck and SUV vehicles.

We expect our volumes in the third fiscal quarter of 2008 to be comparable with the second fiscal quarter of 2008, including continued strong demand from our distribution and structural tubing customers. Our automotive business is seasonally weaker in the third fiscal quarter than in the second fiscal quarter and certain of our customers have already announced extended summer shutdowns. This relative weakness will be somewhat offset by the resolution of the strike at American Axle and its impact on General Motors.  Overall, our 2008 third fiscal quarter is expected to result in comparable revenue, higher cost of steel, lower operating expenses and comparable operating profit when compared to our 2008 second fiscal quarter. Cash flows from operations, however, will be stronger, resulting primarily from higher sources of cash from earnings and working capital and seasonally lower uses for interest payments.

We have finalized, scheduled and commenced our project plans for implementing our operating methodology at Novamerican, effectively operating it as one system versus 21 separate facilities, and believe that during 2008 we will (a) enable the system to operate at much faster cycle times, enabling practical capacity of approximately 2.5 million tons per annum and maximizing the throughput from the sale of such capacity, (b) experience a permanent cash inventory reduction of at least $60.0 million primarily from this faster replenishment and operating cycle, and (c) implement organizational changes, especially in our replenishment, processing, distribution and sales processes. This includes the closure of our Cambridge, Ontario processing facility, which was completed in May 2008, as we effectively consolidated the activities of that facility with our Stoney Creek processing center located in Hamilton, Ontario. These organizational changes and the closing of the Cambridge facility will result in approximately $10.0 million, net, in annual operating expense reductions, with that resulting run rate realized by the end of 2008. We incurred approximately $1.0 million in the 2008 second fiscal quarter for operating expenses associated with hiring, training and development required for these changes and certain other redundant organizational expenses resulting from increasing certain resources in advance of other reductions. We recorded a restructuring charge of approximately $4.9 million and incurred approximately $1.0 million in restructuring cash payments in the second fiscal quarter of 2008. We anticipate incurring additional restructuring charges of approximately $3 million in the third fiscal quarter of 2008. The plan also includes increasing resources in certain areas such as replenishment, production scheduling, statistical process control, sales, marketing and human resources. The cost of these resources is included in our estimated net operating expense reductions.

We expect cash interest payments to be approximately $40.0 million in fiscal 2008 with approximately $1.0 million expected in the third fiscal quarter of 2008. We spent $4.4 million in capital expenditures in the first two fiscal quarters of 2008, including $3.1 million for the Morrisville, Pennsylvania structural tubing facility expansion. We expect capital expenditures of approximately $11.0 million in fiscal 2008, with approximately $3.0 million for maintenance capital and $6.0 million for the completion of the expansion at our Morrisville, Pennsylvania structural tubing facility. An additional $2.0 million is planned for enhancements to our other processing and manufacturing facilities to expand our product lines.

Depreciation, amortization and the purchase price allocation to inventory for fiscal 2008 are expected to be approximately $26.7 million. This includes routine depreciation of $9.7 million and $2.5 million, $8.0 million and $6.7 million associated with the amortization of the purchase price allocation for plant and equipment, intangibles (other than goodwill) and inventory, respectively.

Mr. De Gasperis commented, “We remain cautious about the overall economy but look forward to the positive cash flow in the third and fourth quarters resulting from our improved cycle times and resulting permanent reductions in inventory levels. This will have the most meaningful impact for Novamerican, not just in terms of strong liquidity but also in terms of enabling a much faster and more reliable delivery system that will result in higher asset turnover and utilization.”

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: expected future or targeted operational and financial performance in the future; growth rates for, future prices and sales of, and demand for our products and our customers’ products; changes in production capacity in our operations and our customers’ operations; changes in costs of materials and production; productivity, business process and operational initiatives, and their impact on us; our position in markets we serve; employment and contributions of key personnel; employee relations and collective bargaining agreements covering our operations; tax rates; capital expenditures and their impact on us; industry market conditions and the impact thereof; interest rate management activities; currency rate management activities; deleveraging activities; realignment, strategic alliance, raw material and supply chain, technology development and collaboration, investment, acquisition, venture, consulting, operational, tax, financial and capital projects; legal proceedings, contingencies, and environmental compliance; potential offerings, sales and other actions regarding debt or equity securities of us or our subsidiaries; and future asset sales, costs, working capital, revenues, business opportunities, debt levels, cash flows, cost savings and reductions, margins, earnings and growth. When used in this document, the words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “should,” “intend,” “may,” “will,” “would,” “potential” and similar expressions are intended to identify forward-looking statements.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

NOVAMERICAN STEEL INC. AND SUBSIDIARIES

The following tables set forth a reconciliation of certain non-GAAP financial measures to the comparable GAAP financial measures. Such GAAP measures are derived from the consolidated financial statements of Novamerican Steel Inc. and subsidiaries included in the quarterly report on Form 10-Q for the quarter ended May 31, 2008 filed by Novamerican, which should be considered in connection with any consideration of such non-GAAP measures.

Net Debt Reconciliation

(Dollars in Millions)

(Unaudited)

	May 31, 2008	November 24, 2007
Long term debt, as reported
ABL credit facility	$84.8	$75.6
Senior secured notes	315.0	315.0
Long-term debt	$399.8	$390.6

Less:
Cash and cash equivalents	12.4	19.6
Net debt	$387.4	$371.0

NOTE ON NET DEBT RECONCILIATION: Net debt is a non-GAAP financial measure that Novamerican calculates according to the schedule above, using GAAP amounts from the consolidated financial statements. Novamerican believes that net debt is generally accepted as providing useful information regarding a company’s indebtedness and that net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long term obligations calculated in accordance with GAAP. Novamerican’s method for calculating net debt may not be comparable to methods used by other companies.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

NOVAMERICAN STEEL INC. AND SUBSIDIARIES

Adjusted EBITDA Reconciliation

(Dollars in Millions)

(Unaudited)

	Q1 2008	Q2 2008	2008 YTD	Pro Forma Q2 2007	Pro Forma YTD	Notes
Net income (loss), as reported	$(7.9)	$(4.4)	$(12.3)	$1.5	$(1.6)

Add back:

Interest expense	10.6	11.5	22.1	10.9	21.8
Depreciation and amortization	5.2	6.0	11.2	4.9	9.8	(1)
Purchase price allocation to inventory	6.7	-	6.7	-	-	(2)
Restructuring costs	-	4.9	4.9	-	-
Income taxes	(6.5)	(1.7)	(8.2)	0.7	(0.8)
Adjusted EBITDA	$8.1	$16.3	$24.4	$18.0	$29.2

Note 1: Depreciation and amortization excludes the amortization of deferred financing charges which are included in interest expense.

Note 2: Purchase price allocation to inventory is included in cost of sales in the consolidated financial statements.

NOTE ON ADJUSTED EBITDA RECONCILIATION: ADJUSTED EBITDA is a non-GAAP financial measure that Novamerican currently calculates according to the schedule above, using GAAP amounts from the consolidated financial statements. Novamerican believes that such non-GAAP financial measures are generally accepted as providing useful information regarding a company’s credit facilities and certain financial-based covenants and, accordingly, its ability to incur debt and maintain adequate liquidity. Such non-GAAP financial measures should not be considered in isolation or as a substitute for net income (loss), cash flows from continuing operations or other consolidated income or cash flow data prepared in accordance with GAAP. Novamerican’s method for calculating such non-GAAP financial measures may not be comparable to methods used by other companies and is not the same as the method for calculating EBITDA under its senior secured revolving credit facility or its senior secured notes.

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